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                                                                      EXHIBIT 12

            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

                COMPUTATION OF RATIO OF MARGINS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

              YEARS ENDED MAY 31, 1998, 1997, 1996, 1995 AND 1994

                                              1998       1997       1996       1995       1994
                                              ----       ----       ----       ----       ----
Net margins before extraordinary loss.....  $ 62,216   $ 54,736   $ 50,621   $ 45,212   $ 33,188
Add: Fixed charges........................   540,535    475,729    426,079    361,338    263,230
                                            --------   --------   --------   --------   --------
Margins available for fixed charges.......  $602,751   $530,465   $476,700   $406,550   $296,418
                                            ========   ========   ========   ========   ========
Fixed charges:
  Interest on all debt (including
     amortization of discount and issuance
     costs)...............................  $540,535   $475,729   $426,079   $361,338   $263,230
                                            --------   --------   --------   --------   --------
          Total fixed charges.............  $540,535   $475,729   $426,079   $361,338   $263,230
                                            ========   ========   ========   ========   ========
Ratio of margins to fixed charges.........      1.12       1.12       1.12       1.13       1.13
                                            ========   ========   ========   ========   ========